Exhibit-99

     FOR IMMEDIATE RELEASE

               NUI CORPORATION TO ACQUIRE 49 percent INTEREST IN
                            T.I.C. ENTERPRISES, INC.

     Bedminster, NJ - February 18, 1997--NUI Corporation (NYSE:NUI) announced today that it will acquire a 49 percent interest in the business of T.I.C. Enterprises, Inc. (T.I.C.) through a newly formed limited liability company. T.I.C., a Georgia-based company with 1996 annual revenues of approximately $14 million, is nationally recognized as a leader in sales and marketing outsourcing. Companies -- including Lucent Technologies, Xerox Corporation(R), several regional Bell operating companies and NUI's marketing affiliate, NUI Energy, Inc. -- have turned to T.I.C. to market their products and services in a highly effective and extremely profitable manner.

          " NUI is driven to ensure we have the right core competencies and the right bundle of products and services," said John Kean, Jr., President and Chief Executive Officer of NUI Corporation. T.I.C. currently provides NUI with an effective, customer-driven retail sales force, providing instant access to bundled products. We strongly believe that T.I.C.'s fundamental strengths and proven track record make it an excellent strategic fit under the NUI umbrella," Kean went on to state.

          James N. Greiff, President and Chief Executive Officer of T.I.C. Enterprises, Inc. stated, "We are excited about entering into the energy business with NUI, a respected player in the energy industry with a progressive and innovative management team. T.I.C.'s ability to aggregate customers and manage a national sales team will position this partnership for rapid growth and solid financial performance.''

          Under the agreement, NUI will pay T.I.C. $22 million in cash for its interest, with additional incentive payments -- up to a maximum of $5.2 million - when 1997 earnings, before interest and taxes, exceed $5 million. In addition, NUI has the option, during a period beginning April 2001, to purchase the remaining 51percent interest in T.I.C. Subject to the receipt of required regulatory approvals, the transaction is expected to close late May 1997. The Company anticipates this transaction will not have a material impact on fiscal 1997 per share earnings; while fiscal 1998 per share earnings are anticipated to benefit as a result of this transaction.

          NUI Corporation (National Utility Investors; NYSE: NUI), based in Bedminster, NJ, is a multi-state gas distribution, sales and service company serving more than 360,000 customers along the eastern seaboard. NUI's utility operations include Elizabethtown Gas Company
     (NJ), City Gas Company of Florida, North Carolina Gas Service, Valley Cities Gas Service (PA), Elkton Gas Service (MD) and Waverly Gas Service (NY). The Company's affiliates include NUI Energy, Inc., NUI Energy Brokers, Inc., NUI Environmental Group, Inc., Utility Business Services, Inc. and NUI Sales Management, Inc.

     Contact: Linda S. Lennox -  (908) 719-4222